                                                              Exhibit 99(b)(15)


 28 August 2000

 Mr Domenic E. Panaccio                                    Edward A. Hore
 Vice President - Treasury                             Associate Director
 Foster's Brewing Group Limited            Food, Beverages & Agribusiness
 77 Southbank Boulevard
 SOUTHBANK  VIC  3006                    Telephone:    (61 3)  9273  1489


 Dear Domenic,

 FOSTER'S BREWING GROUP LIMITED ABN 49 007 620 866 ("FOSTER'S") AND ITS SUBSIDIARIES GROUP (COLLECTIVELY THE "GROUP")
o     MULTI OPTION FACILITY (THE "FACILITY")

 Following our recent discussions, Australia and New Zealand Banking Group Limited ("ANZ") is pleased to offer to amend the Multi-Option Facility detailed in ANZ's letter to you dated 11 February 2000 to provide financial accommodation for Foster's and the Group. This amended Facility is to be made available by ANZ (with the exception of any New Zealand Dollar drawings made under the Foreign Currency Loan Alternative, which will be made available by ANZ Banking Group (New Zealand) Limited ("ANZ(NZ)")) and is available for acceptance by Foster's within fourteen days from the date of these advices. The accommodation detailed in this Offer will be available, subject to the terms and conditions detailed herein, to meet the Group's corporate funding requirements. The other facilities as set out in our Financial Accommodation Package dated 1 February 1999 will continue to be available to the Group (and be governed by the terms and conditions contained in that document), in addition to the Facility detailed herein.

 The comprehensive terms and conditions which apply to the Facility, and the individual components thereof, are detailed hereunder. This Offer (once accepted by the Group and an Approved Facility Certificate having been issued), supported by the necessary ancillary documentation (including, but not limited to: (i), evidence satisfactory to ANZ as to the authority of the person accepting this Offer on behalf of the Group; and (ii), a copy (certified by a director or secretary as being true, correct, up to date and not subject to any amendment) of the constitution of each Borrower being provided to ANZ), will:-

 (1) constitute the "Facility Document" and the Facility will be an "Approved Facility" in terms of the FBG Trust Deed (as defined at Appendix 1 herewith); and
 (2) need to be read in conjunction with all/any other documentation executed between Foster's, each constituent of the Group and ANZ relative to the Facility or any other arrangement.

For ease of reference, this Facility Document is structured under the following segmented headings:
A.    Parameters of the Facility.
B.    Specific Facility Terms and Conditions.
C.    Legal and General Criteria.
D.    Conclusion.
Appendix 1: Definitions and Legend (including Interpretation).
Attachments: 1.  Pro Forma Approved Facility Certificate.
             2.  Pro-forma Drawdown Notice.

DEFINITIONS AND LEGEND

For the purposes of this Facility Document the words and expressions used herein, except where the context otherwise requires, will have the meaning ascribed to them at Appendix 1 herewith. Unless the context otherwise requires, words and expressions defined in the Transaction Documents (as defined in the FBG Trust Deed) shall also have the same meaning in this Facility Document. To the extent there is any inconsistency between the Transaction Documents and this Facility Document, the provisions of the Transaction Documents shall prevail. The terms and conditions contained herein are complementary to those detailed in the FBG Trust Deed and therefore this Facility Document and the FBG Trust Deed should be read contemporaneously.

A.    PARAMETERS OF THE FACILITY

Borrower:         Foster's Brewing Group Limited ("Foster's") or any constituent of the Group as agreed between Foster's and ANZ from time to time and following satisfaction of the provisions of clause
                  10.2 of the FBG Trust Deed in respect of that Borrower. For the avoidance of doubt, FBG Treasury (Aust) Limited (ABN 80
                  006 865 738) is agreed by ANZ as being an acceptable Borrower under this Facility. Foster's and each Subsidiary agrees with ANZ that in accordance with the FBG Trust Deed it is liable to pay to ANZ any Financial Indebtedness in respect of financial accommodation which has been provided pursuant to the Facility, whether that financial accommodation was provided to Foster's itself or to any other agreed individual Borrower within the Group.

Limit: AUD 250,000,000. The total amount drawn (including the face value of Commercial Bills or any other arrangements that create contingent liabilities for the Lenders) is not to exceed this Limit without ANZ's prior consent.

Term/Maturity
Date: The Facility will be provided for an initial period expiring on 1 March 2005 (the "Maturity Date"), subject to annual review prior to 30 November each year (the "Annual Review Date"). At or immediately prior to each Annual Review Date, ANZ may, on behalf of the Lenders (but without any commitment whatsoever to do so at this time):
                   a) agree to extend the Facility for a further one year, thereby postponing the Maturity Date by one year; or
                   b) signify its desire to cancel the Facility in which case consequent full clearance of all Financial Indebtedness pursuant to the Facility (and cancellation of the Limit in force) by the then existing Maturity Date would be required.

Effective Date:   a)    Subject to paragraph (b), this letter takes effect
                        and the parties agree to be bound by the Facility from the date (the "Effective Date") the conditions precedent in the Bridging Facility Agreement are satisfied or waived by ANZ.

                  b) Subject to paragraph (c), this letter is not effective if the Chief Financial Officer of Foster's notifies ANZ that at least 50% of the shares in Beringer have not been directly or indirectly acquired and that Foster's will not be proceeding with the proposed acquisition of Beringer. In these circumstances, the existing agreement constituted by a letter of offer dated 11 February 2000 and acceptance by the Group and others on 28 March 2000 will apply.

                  c) The Establishment Fee under this letter will be paid notwithstanding anything in paragraph (a) or (b) of this clause.

Drawdown:         The  Facility  is  made  available  on  a  revolving  basis.
                  Therefore, progressive drawdowns, subsequent partial/full repayments and re-drawings under the Facility are permitted throughout the Term. Such Drawdowns are to be subject, where appropriate, to:
                  (i)   two Business  Days' notice in the case of Drawdowns in
                        AUD or, in the case of Drawdowns in other currencies, three Business Days' notice; or
                  (ii)  as  otherwise  agreed  between  Foster's  and  ANZ (on behalf of the Lenders); and
                  (iii) no Event of Default or a Potential Event of Default
                        having occurred and remaining unremedied or occurring as a result of such Drawdown and/or subsequent rollover.
                  The actual drawdown notices are to be in writing or subsequently confirmed in writing in a format substantially the same as the Pro-Forma Drawdown Notice attached hereto, and once given are irrevocable, unless otherwise agreed by ANZ (on behalf of the Lenders).

Repayment:        All  Financial  Indebtedness  pursuant to the Facility is to be cleared  by bullet  repayment  on or before the  Maturity
                  Date in accordance with the Term/Maturity Date clause above.

Prepayment/
Cancellation:     In the event that the "Project Bordeaux" transaction currently being developed by Foster's does not proceed, the proposed AUD
                  100.0 million increase in the Facility will be cancelled and the Limit reduced to AUD 150.0 million.

                  The undrawn portion of the Facility may be cancelled in whole, or if in part in multiples of AUD 1.0 million, by Foster's without penalty upon seven days' prior notice. The drawn portion of the Facility may be prepaid and/or cancelled in whole, or if in part in multiples of AUD 1.0 million or the foreign currency equivalent thereof, by Foster's without penalty upon seven days' prior notice; subject to such cancellation only taking effect on the last day of the Interest Period of the portion to be cancelled.

                  In the event that Prepayment or Cancellation of all or part of the Cash Advance or Foreign Currency Loan components (refer Sections B(ii) and B(iii) below) of the Facility occurs on a date which is other than on the last day of an Interest Period, Foster's will indemnify the appropriate Lender for any loss of return, costs or expenses which it may incur as a result of such prepayment.

                  This indemnity will be applied by the Lender charging a fee to recompense it for any loss of return (below that originally envisaged by ANZ) and/or any costs or expenses that it may sustain (directly or indirectly) through the necessity to re-advance, liquidate or re-deploy funds firmly committed to the Facility and so prepaid. The application of such a fee will be subject to the proviso that the Lender will have made reasonable efforts to minimise the loss of return, costs or expenses so sustained.

                  If a prepayment results in a benefit to the Lender rather than a cost, the relevant Lender will pass the net benefit that can be attributable to the actual prepayment to the Borrower, although the Lender will be entitled to deduct its costs and any taxes associated with the receipt of the benefit in order to derive the net benefit amount that is to be passed to the Borrower.

                  Amounts cancelled cannot be re-drawn within the Facility.

Security:                                 The   Facility  is  provided  on  an
                  unsecured basis against the Lenders' understanding that at all times; (a), all of the obligations of Foster's and each constituent of the Group under this Facility Document will constitute direct and unconditional obligations of the Group; and (b), all lenders to and creditors of every constituent of the Group will also be unsecured (with the exception of Permitted Security Interests) and that the Lenders will rank pari passu with all other unsecured and unsubordinated lenders to the Group in every respect, particularly (but not limited to) in relation to any distribution whatsoever in terms of the FBG Trust Deed. The provision of any financial accommodation under the Facility is subject to the continued compliance at all times with this understanding and the terms and conditions of:
                  i)    this Facility Document;
                  ii)   the Transaction Documents; and
                  iii)  provision,    as   and   when   necessary,   of   such
                        supplemental and ancillary documents as the Lenders may require to facilitate the operational requirements of the Facility components contemplated herein or as may be provided in the future.

B.    SPECIFIC FACILITY TERMS AND CONDITIONS

MULTI OPTION FACILITY

Limit:                  AUD 250,000,000.

Establishment Fee:      AUD 100,000 payable on acceptance of this Offer.

Line Fee:               As and from the date of acceptance of this offer,
                        0.20%pa (previously 0.175%pa) payable to ANZ in
                        Melbourne, quarterly in arrears and charged as at the last day of February, May, August and November each year. This Line Fee will be calculated on the quantum of the Limit (regardless of usage) and is in addition to the Utilisation Fee and Interest detailed hereunder. If the Limit is reduced to AUD 150.0 million because the Project Bordeaux transaction does not proceed, the Line Fee will revert to 0.175% pa from the date of Cancellation.

Utilisation Fee:        As and from the date of acceptance of this offer,
                        0.30%pa (previously 0.175%pa), payable on usage and calculated against the; (i), face value of the Commercial Bills accepted and payable in advance on the Drawdown date as an acceptance fee; or (ii), amount of the Cash Advance provided, payable in arrears as a margin in addition to Interest on the last day of the relevant Interest Period; or (iii), amount of the Foreign Currency Loan provided, payable in arrears as a margin in addition to Interest on the relevant interest payment date. If the Limit is reduced to AUD 150.0 million because the Project
                        Bordeaux transaction does not proceed, the Margin will revert to 0.175% pa from the beginning of the next Interest Period following the Cancellation.

Apportionment:          The Borrowers acknowledge that all fees and charges
                        payable by the Borrowers under this Facility must be paid to ANZ in the manner directed by it and will be apportioned between the Lenders in the manner described in this Offer or, if not addressed herein, as determined by ANZ.

Change in Credit Rating
of Foster's:            If the long term credit rating attributable to
                        Foster's Brewing Group Limited or its guaranteed
                        Subsidiaries as published from time to time by Standard and Poors falls below BBB+, or is withdrawn altogether at any time after the date of this Offer, then ANZ (on behalf of the Lenders) may enter into good faith discussions with Foster's in relation to the fees and charges considered to be appropriate in the circumstances. In the event that a mutually acceptable solution has not been reached within thirty days of the negotiations commencing then ANZ
                        (on behalf of the Lenders) may, by written notice to Foster's amend the fees and charges specified above.
                        The adjusted fees and charges will apply from the date specified by ANZ in the written notice to Foster's.

Nature of Facilities:   The Facility is interchangeable between the financial
                        products which the Lenders may provide from time to time to meet the Group's ongoing corporate funding requirements, including (but not limited to) the following:

   (I) COMMERCIAL BILL ACCEPTANCE/DISCOUNT ALTERNATIVE

Tenor: Commercial Bills may be drawn for tenors from one to six months, with the face value of each Commercial Bill ranging from AUD 500,000 to AUD 1,000,000 (or other amounts outside this range as mutually agreed). The tenor of any Commercial Bill drawn under this alternative will constitute the Interest Period of that Commercial Bill and no tenor shall extend beyond the then current Maturity Date.

Discounting:            The Commercial Bills will be accepted by ANZ and
                        discount could either be by ANZ or, if the Borrower should so elect, market quote on the relevant
                        Business Day. If the Borrower elects to seek market bids for the discount, ANZ is also to be given the opportunity to bid.

Basis of Yield:         Calculation of the discounted proceeds shall be based
                        on actual days elapsed over 365 days and shall be as follows:

                  Discounted  =           FV x 365
                                       ---------------
                   Proceeds            365  +  (DM x R)

B.    SPECIFIC FACILITY TERMS AND CONDITIONS  (CONTD)

MULTI OPTION FACILITY (CONTD)

(I)    COMMERCIAL BILL ACCEPTANCE/DISCOUNT ALTERNATIVE (CONTD)

Basis of Yield (cont'd): where:
                  "FV" is the face value of the Commercial Bill;

                  "DM" is the number of days to maturity of the Commercial Bill (being the number of days from and including the issue date of the Commercial Bill to, but excluding, the maturity date of the Commercial Bill); and

                  "R" is the market quoted discount interest rate expressed as a percentage.

Amount Payable
by ANZ on
Discount:         On the Drawdown and/or Rollover Date for a Commercial
                  Bill discounted by ANZ, ANZ shall pay the Discounted
                  Proceeds (as calculated above) to the Borrower, less; (a) the Utilisation Fee and any outstanding Line Fee;
                  and (b) applicable stamp duty and other taxes in respect of the Commercial Bill.

Maturity of
Commercial Bills: Subject to the netting provisions immediately following, on or before 11.00am (local time) on the maturity date for each Commercial Bill, the Borrower shall pay to ANZ an amount equal to the face value of that Commercial Bill.

Net Payments on
Maturity Dates for
Commercial Bills: Unless otherwise agreed between ANZ and Foster's, if, on the maturity date for a Commercial Bill, ANZ is obliged to discount one or more further Commercial Bills, ANZ or the Borrower (as the case may be) is only obliged to pay the difference between:
                  (a) the face value of the maturing Commercial Bill(s) payable by the Borrower to ANZ on that date; and
                  (b) the amount payable by ANZ to the Borrower on discounting the replacement Commercial Bill(s).

Availability:     This Facility alternative is provided by ANZ and is available only to Borrowers incorporated in Australia and may only be drawndown in Australia.

Liability in Respect of
Commercial Bills
Discounted:       As between ANZ and the Borrower, the Borrower is primarily liable in respect of each Commercial Bill drawn by it or on its behalf by ANZ. Accordingly the liability of the Borrower with respect to each such Commercial Bill will not be discharged merely because ANZ becomes the holder of that Commercial Bill on or after its maturity and section 66 of the Bills of Exchange Act 1909 has no force or effect as between the Borrower and ANZ.

Indemnity:        The Borrower indemnifies ANZ against, and shall pay ANZ on demand the amount of, all loss and liability which ANZ may incur as acceptor of each Commercial Bill issued by the Borrower, except where there is manifest error by ANZ or where such loss or liability may arise from the negligence, wilful misconduct or defalcation by ANZ or its employees/officers.
                  The obligations of the Borrower under this indemnity are absolute and unconditional and are not at any time affected by set-off, deduction, counterclaim or defence, or anything which, but for this provision, might operate to relieve the Borrower from any of these obligations.

MULTI OPTION FACILITY (CONTD)

   (II)           CASH ADVANCE ALTERNATIVE

Documentation:    Before making a drawing of  Commercial  Bills to be accepted and discounted by ANZ, the Borrower must execute the following standard ANZ documents:
                  (i)   Commercial Bills - Authority;
                  (ii)  Power of Attorney - Commercial Bills;
                        Such Power of Attorney will enable ANZ, on behalf of the Borrower, to draw, sign and present the Commercial Bills which the Borrower has requested ANZ to accept and discount on the Drawdown Date, so that each Commercial
                        Bill:
                        o     is dated with the Drawdown Date;
                        o is drawn by or on behalf of the name of the payee to be completed by ANZ;
                        o     names ANZ as drawee and acceptor; and
                        o     is for a face value determined by the
                              Borrower; and
                  (iii) Indemnity - Commercial Bills.

Interest Period:  The Borrower can elect to drawdown or rollover different tranches of the Cash Advance for tenors of approximately 30, 60, 90, 120, 150 or 180 days provided no tenor shall extend beyond the then current Maturity Date.

Interest and Interest
Payment: The BBSY Bid Rate published on the date of Drawdown or rollover for the same tenor as the tranche being drawndown or rolled over, plus the Utilisation Fee (payable as a margin). Interest will be payable on the last day of each Interest Period.

Commercial Bill
Reliquification:  If the Borrower provides a Drawdown Notice requesting a
                  Drawdown or rollover under this Cash Advance alternative of the Facility, ANZ may, at its sole discretion, satisfy its obligation to provide such funding by the purchasing or endorsing of Commercial Bills. Whenever requested to do so by ANZ, the Borrower shall draw, endorse and/or accept Commercial Bills in the manner required by ANZ in terms of Section B(i) herein, but so that:
                   (a) the Discounted Proceeds of the Commercial Bills, when aggregated with all other drawings under the Facility (whether by way of other discounted Commercial Bills or by Cash Advances) shall not exceed the Limit then current;
                   (b) The Borrower shall be entitled to elect tenors for Commercial Bills equivalent to the interest periods referred to under the heading "Interest Period" above; and
                   (c) the overall cost to the Borrower shall not exceed the cost which would have been incurred if the accommodation had been provided by ANZ under the Cash Advance alternative.

                  If ANZ exercises its prerogative to provide funding by way of Commercial Bills in accordance with this paragraph, the Borrower shall be in no worse position in any respect than it would have been in if ANZ had not exercised that prerogative.

                  Prior to ANZ seeking to exercise such a prerogative, it shall inform the Borrower and the Borrower will execute (subject to its agreement) such other ancillary documentation as is considered reasonably necessary by ANZ to facilitate the operational requirements of such a funding option.

Availability:     This  Facility   alternative  is  provided  by  ANZ  and  is
                  available only to Borrowers incorporated in Australia and may only be drawndown in Australia.

   (III)    FOREIGN CURRENCY LOAN ALTERNATIVE

Source of Funding: Foreign currency drawings would be funded from the international currency markets in the major money centres; such as New York, London, Auckland or any other convenient location determined by ANZ and agreed by the Borrower.

Interest Period:   The Interest Periods could range from one to six months, but in all events subject to; (a), the Term/Maturity Date restrictions discussed at Section A herein; and (b), availability of the currency required for the period specified. Additionally, there shall be no more than four
                   Interest Periods current under this Facility component at any one time.

                   Foreign currency loan interest is calculated on the basis of a year of either 360 days (for advances denominated in USD or EUR) or 365 days (for advances denominated in GBP or NZD) in accordance with market practice, and the actual number of days elapsed.

Interest Rate:     The LIBOR interest rate for USD or GBP (as the case may be)
                   or EURIBOR for EUR or BKBM for advances in NZD, for a tenor equivalent to the relevant Interest Period for the value date that is the first day of that Interest Period, plus the Utilisation Fee (payable as a margin). In the case of advances in GBP or EUR, the Interest Rate will also incorporate the Associated Costs Rate, such that it will be the aggregate of LIBOR (or EURIBOR in the case of advances in EUR), the Utilisation Fee and the Associated
                   Costs Rate. Interest will be payable on the last day of each Interest Period.

Drawdowns:         Drawdowns are to be for minimum amounts of:
                   (a) USD 1,000,000 for drawings in USD;
                   (b) GBP 1,000,000 for drawings in GBP;
                   (c) NZD 1,000,000 for drawings in NZD; or
                   (d) EUR 1,000,000 for drawings in Euros.

Availability:      This Facility alternative is provided by ANZ (except for
                   New Zealand Dollars drawings which are provided by ANZ(NZ) and is available to all Borrowers but may only be drawn down:
                   (a) in Australia by FBG Treasury (Aust,) Limited in USD;
                   (b) in the United States of America by FBG Treasury USA
                       Inc in USD;
                   (c) in New Zealand by FBG Treasury (NZ) Limited in NZD;
                   (d) in England by either:
                       (i)  FBG Treasury (U.K.) plc in GBP; or
                       (ii) FBG Treasury Europe B.V. in EUR.

Selection of
Currencies:        Subject at all times to the currency nominated by the
                   Borrower being acceptable and available to ANZ and/or ANZ(NZ)
                   (as the case may be), this Facility component can be drawn in, or renewed at the end of an Interest Period, in any of the foreign currencies noted under "Availability" immediately above.

Calculation of
Financial
Indebtedness:     To determine the Financial Indebtedness under
                  this Facility component, ANZ may (on behalf of the Lenders):
                  (i), determine the prevailing market rates to convert foreign currency amounts to the equivalent amounts in AUD; or (ii), adjust the face value of the obligation under each transaction under this Facility component by a multiplier (determined by ANZ in line with the normal practices of the Lenders).

                  If a movement in foreign exchange rates causes the Financial Indebtedness under the Facility to exceed the Facility Limit, Foster's or the relevant constituent of the Group undertakes to initiate appropriate actions to reduce such Financial Indebtedness to within the Limit within thirty days of being requested to do so by ANZ.

C.    LEGAL AND GENERAL CRITERIA

Reserve Requirements/
Increased Costs:  If, as a result of;
                  (i) the introduction of, any amendment to, or any change in the official interpretation or application of, any law or official directive; or
                  (ii) compliance by the Lenders with any law or official directive from any agency or regulatory authority of any government (wheresoever situated), whether or not having the force of law;
                  ANZ determines in good faith that:
                  (iii) the cost of; (a), the Lenders maintaining their
                        commitments; and/or (b), providing or continuing financial accommodation under the Facility is increased; or
                  (iv) any amount received or receivable and/or the effective return on any financial accommodation under the Facility is reduced (except on account of taxes on the Lenders overall net income); or
                  (v) either or both of the Lenders must make a payment for (except on account of taxes on the overall net income of the Lenders) or forgo interest or other income on any financial accommodation (calculated by reference to an amount received or receivable pursuant to the Facility), then the Borrower will pay to ANZ on behalf of the Lenders additional amounts which are certified by ANZ under advice to the Borrower (with such advice to include details and the method of calculation but without requiring ANZ to disclose commercially sensitive information), as being necessary to compensate the Lenders for the increased cost, reduction of return or payment/forgoing of interest or other income arising from the foregoing events.

Illegality:       If, in the opinion of ANZ, a new or changed law or a directive or request (whether or not having the force of law) by any government or governmental agency, or any amendment to or change in the interpretation or application of such a law or directive, renders it illegal in any jurisdiction, or otherwise impossible, for either or both of the Lenders to continue to make the Facility available then, for the purposes of this general condition, ANZ may give notice to Foster's stating that this has happened. As soon as ANZ gives such notice, the Lenders' obligation to make the Facility available terminates and the Financial Indebtedness pursuant to this Facility Document is immediately due and payable. The amount required to be paid by the Borrower shall (in the case of Commercial Bills) be determined by calculating the present value on the day the Financial Indebtedness becomes due and payable of the face value of such Financial Indebtedness, discounted at a market rate agreed between ANZ and the Borrower appropriate for the tenor remaining to the stated maturity. For Financial Indebtedness availed of as a Cash
                  Advance or a Foreign Currency Loan, the amount which will be due and payable will be the full amount of that Financial
                  Indebtedness.

Exchange of
Information:      The Group acknowledges that in order to ensure that the
                  terms and conditions of the Facility are complied with and to ensure that the Facility Limit (which is the maximum sum that the Lenders are jointly obliged to advance under the Facility) is not exceeded, it will be necessary for ANZ and ANZ(NZ) to exchange information concerning the Group from time to time. Subject to clause 34 of the FBG Trust Deed, the Group authorises and consents to ANZ and ANZ(NZ) exchanging any information concerning or in any way connected to the Group or its individual constituents amongst themselves which ANZ or ANZ(NZ) consider necessary or desirable from time to time.

Representations and Warranties: }
Undertakings:                   }
Events of Default:              }
Guarantee:                      }    The terms and conditions relating thereto
Accession of Creditors:         }    under the appropriate headings in the FBG
Approved Facilities:            }    Trust Deed shall apply in full force and
Ranking and Distribution:       }    effect as they relate to the Facility and
Payments Generally:             }    this Facility Document.
Expenses and Fees:              }
Stamp Duties:                   }
Financial Undertakings:         }
Governing Law:                  }

Lenders' Representation
and Warranty:     Each Lender represents and warrants to each of the Borrowers and Foster's that it, in good faith, is not relying upon any MARGIN STOCK (as defined in Regulation U) as collateral in the extension or maintenance of the financial accommodation provided for in this agreement.

Indemnity:        Foster's and each of the Borrowers indemnifies the Lenders on demand against any claim, loss, liability, cost and expense that may be incurred or sustained by any of the Lenders (or any officer or employee of the Lenders) as a consequence of the Lenders having entered into this Facility Document, having provided the Facility or having made the commitment to provide the Facility or the application of the proceeds of any Drawdown under the Facility.

Borrower
Acknowledgement:  No amendment to clauses 10.1(g) and (h) of the FBG Trust Deed is permitted without the prior written consent of ANZ.

Review of Fees/
Interest Rates:   Subject to the following paragraph, the total Fees/Interest
                  Rates structure detailed herein is subject to re-assessment and re-negotiation at each Annual Review Date (as discussed at Section A herein). These reviews will be undertaken by ANZ (on behalf of the Lenders) and Foster's on a commercially fair and reasonable basis in the light of market conditions pertaining at the time and the ongoing performance, financial status, etc of the Group.

                  If, at any time during the Term, the circumstances described in the Reserve Requirement/Increased Costs clause (as detailed above) are invoked or any Event of Default occurs (or any waiver thereof is sought) in respect of this Facility Document, and/or any other financier's agreement, then ANZ (on behalf of the Lenders) will enter into discussions (in good faith) with Foster's relative to the Fees/Interest Rates structure appropriate for the circumstances. If a mutually acceptable solution has not been reached within thirty days of ANZ (on behalf of the Lenders) notifying Foster's of such event or of the discussions commencing, then ANZ reserve the right (at its sole discretion) to review and amend (if appropriate) the Fees/Interest Rates structure immediately on behalf of the Lenders.

Set-Off: Each constituent of the Group which is a party to this Facility Document or the Transaction Documents acknowledges the right of ANZ and/or ANZ(NZ) (but without any obligation on the part of either Lender to do so):

                  (a) to apply any credit balance standing in any currency upon any account of that constituent of the Group with any branch of either Lender in or towards satisfaction of any Financial Indebtedness owing by that constituent or any other constituent of the Group under this Facility Document to that Lender; and
                  (b) in the name of that constituent of the Group, or of ANZ and/or ANZ(NZ), to do all such acts and to execute all such documents, if any, as may be required to effect any such application.
                  ANZ and/or ANZ(NZ) (as the case may be) may effect such currency exchanges as are appropriate to implement such set-off.

Continuing
Obligation:       This Facility Document and each Transaction Document
                  will be a continuing obligation notwithstanding any settlement of account, intervening payment, express or implied revocation or any other matter or thing whatsoever until a final discharge thereof has been given by ANZ (on behalf of the Lenders) to Foster's.

                  Any settlement or discharge between ANZ (on behalf of the Lenders), Foster's and/or any constituent of the Group will be conditional upon any security or payment given or made by Foster's and/or any constituent of the Group in relation to the Financial Indebtedness not being avoided, repaid or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force.

                  In the event of any such security or payment by Foster's or the relevant constituent of the Group being so avoided, repaid or reduced, ANZ and ANZ(NZ) will be entitled to recover the value or amount of such security or payment avoided, repaid or reduced from the relevant constituent of the Group subsequently as if such settlement or discharge had not occurred.

Certificate as to
Amounts: Certificates as to Financial Indebtedness pursuant to the Facility given by ANZ and/or ANZ(NZ) are, in the absence of manifest error, conclusive.

Provisions
under the FBG
Trust Deed:       Foster's acknowledges and agrees that this Facility
                  Document is a Facility Document under the FBG Trust
                  Deed and ANZ and ANZ(NZ) shall each have full benefits of the terms and conditions contained in the FBG Trust Deed pertaining to a Creditor. To the extent there is any inconsistency between the Transaction Documents and this Facility Document, the provisions of the Transaction Documents shall prevail.

Assignment:       ANZ and/or ANZ(NZ) may, without being required to obtain
                  Foster's or the Group's consent, or to provide any prior notice to the Group, assign, transfer, sub-participate or otherwise dispose of or deal with all or any part of its rights or benefit under this Facility Document to any person
                  (including without limitation, a trustee of a trust or a corporate vehicle established for the purposes of securitisation), provided that the Lender or Lenders doing so remain the lender or lenders of record in respect of the Facility.

                  ANZ and/or ANZ(NZ) may, for the purpose of this clause, disclose to any proposed assignee, transferee, sub-participant or any party such information in relation to this Facility Document and the Group as that person reasonably requires without being required to obtain the Group's consent.

                  In all other assignments, the provisions of clause 7 of the FBG Trust Deed shall apply.

Notices: All notices to the Lenders (or either of them) under this Facility Document are to be received by:
                     Australia and New Zealand Banking Group Limited Institutional Banking
                     Level 16

                     530 Collins Street
                     MELBOURNE  VIC  3000

                     Attention: Associate Director - Food, Beverages &
                                Agribusiness Fax No: (61 3) 9273 1719.

D.    CONCLUSION

We trust that the amended Facility arrangements detailed herein are acceptable to the Group and are in accord with Foster's understanding thereof. Acceptance of this Offer is to be evidenced by; (i), provision of an Approved Facility Certificate in terms of the FBG Trust Deed; and (ii), an Authorised Officer signing the acknowledgement at the conclusion of this letter and returning it to ANZ. Upon receipt of the foregoing, the criteria at items (1) and (2) on page 1 hereof will come into full force and effect. We trust these advices are sufficient for your purposes at this time, but if you require any additional information or have any queries, please do not hesitate to contact me on 9273 1489 at any time.


Yours sincerely


/s/ EDWARD A. HORE
EDWARD A. HORE
ASSOCIATE DIRECTOR, FOOD, BEVERAGES & AGRIBUSINESS
FOR AND ON BEHALF OF
AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED AND
ANZ BANKING GROUP (NEW ZEALAND) LIMITED.



ACKNOWLEDGED FOR AND ON BEHALF OF
Foster's Brewing Group Limited and each of its Subsidiaries





By /s/ DOMENIC PANACCIO
  .................................................(Signature)


DOMENIC PANACCIO
 ...................................................(Name and Title)

who confirms the availability of appropriate authorities to accept this Offer on behalf of Foster's Brewing Group Limited and its Subsidiaries.


Date: 29 AUGUST
     ...................................................2000

FOSTER'S BREWING GROUP LIMITED AND ITS SUBSIDIARIES GROUP        APPENDIX 1
FACILITY DOCUMENT DATED 31 AUGUST, 2000

DEFINITIONS AND LEGEND

For the purposes of this Facility Document, the words and expressions:

(i) as defined in (and the terms, conditions, etc detailed in) the FBG Trust Deed will have the same meaning in this Facility Document; and
(ii) as defined hereunder, where the context or subject matter requires, will have the following meaning:-

ANZ:              Australia and New Zealand Banking Group Limited ABN 11 005 357
                  522.

ANZ(NZ): ANZ Banking Group (NZ) Limited, a New Zealand incorporated, wholly owned Subsidiary of ANZ.

Associated Costs Rate:     The UK  Mandatory  Cost for an  advance is the rate
                  determined by the ANZ London and calculated in accordance with the following formula:

                   In relation to an advance denominated in GBP:
                        B * Y + S(Y - Z) + F *0.01  (expressed as a percentage
                        --------------------------        per annum).
                              100 - (B + S)

                   In relation to an advance denominated in any other currency:
                        F * 0.01         (expressed as a percentage per annum)
                        --------
                           300
                  where:
                  B is the percentage of the Lender's Eligible Liabilities (in excess of any stated minimum) which the Bank of England requires the Lender to hold in a non-interest bearing deposit account in accordance with its cash ratio requirements;

                  Y is the rate at which GBP deposits are offered by the Lender to leading banks in the London interbank market at or about 11:00 am on that day for the Relevant Period;

                  S is the percentage of the Lender's Eligible Liabilities which the Bank of England requires the Lender to place as a special deposit;

                  Z is the interest rate per annum allowed by the Bank of England on special deposits;

                  F is the charge payable by the Lender to the Financial Services Authority under the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fee Regulations) expressed in pounds per GBP 1.0 million of the fee base of the Lender.

                  For the purposes of calculating the Associated Costs Rate:

                  1. "Eligible Liabilities" and "Special Deposits" shall have the meanings ascribed to them at the time of application of the above formula by the Bank of England;

                  2. "Fee Base" has the meaning given to it in the Fees Regulations;

                  3. "Fees Regulations" means the Financial Services Banking Supervision (Fees) Regulations 2000 or such other regulations governing the payment of fees for banking supervision;

                  4. "Relevant Period" in relation to each Term or Interest Period means:
                       (a) if it is three months or less, that Term or Interest Period; or
                       (b)      if it is more than three months, three months;

FOSTER'S BREWING GROUP LIMITED AND ITS SUBSIDIARIES GROUP        APPENDIX 1
FACILITY DOCUMENT DATED 31 AUGUST, 2000

DEFINITIONS AND LEGEND   (CONT'D)

Associated Costs Rate (cont'd)

                  5. In the application of the formula, B, Y, S and Z are included as figures and not as percentages, eg: of B equals 0-.5% and Y equals 15%, "B * Y" is calculated as "0.5 * 15";

                  6.   (i)   The formula is applied on the first day of each
                             Relevant Period comprised in the relevant Term or Interest Period;

                       (iii) Each rate calculated in accordance with the
                             formula is, if necessary, rounded upwards to four decimal places; and

                  7. If the Lender determines, acting reasonably, that a change in circumstances has rendered, or will render, the formula inappropriate the Lender shall notify the Borrower of the manner in which the UK Mandatory Cost will subsequently be calculated. The manner of calculations so notified by the Lender shall, in the absence of manifest error, be binding on the Borrower.

AUD:              means the lawful currency for the time being of Australia.

BBSY Bid:         in relation to any advance or Commercial Bills in AUD, means the "bid" rate (expressed as a percentage per annum) shown at approximately 10:30am (Melbourne time) on page "BBSY" of the Reuters Monitor System (or any such page which can reasonably be considered as its replacement) on the first day of such Interest Period for Bills of Exchange with a term equal to (or approximately equal to) that Interest Period, or if such rate is not available for any reason, the arithmetic mean (rounded upwards if necessary to four decimal places) of the rates quoted by ANZ, Commonwealth Bank of Australia, National
                  Australia Bank Limited and Westpac Banking Corporation for the purchase of a Bill of Exchange from the Borrower accepted by that particular bank for a similar amount and tenor equal to or approximately equal to that Interest Period, or such other rate as the Borrower and ANZ may agree.

BKBM: in relation to any advance in NZD, means the "bid" rate (expressed as a percentage per annum) shown at approximately 10:30am (Auckland time) on page "BKBM" of the Reuters Monitor System (or any such page which can reasonably be considered as its replacement) on the first day of such Interest Period for bills of exchange in New Zealand with a term equal to (or approximately equal to) that Interest Period, or if such rate is not available for any reason, the arithmetic mean (rounded upwards if necessary to four decimal places) of the rates quoted by ANZ(NZ), Bank of New Zealand Limited and Westpac Trust Bank for the purchase of a bill of exchange from the Borrower accepted by that particular bank for a similar amount and tenor equal to or approximately equal to that Interest Period, or such other rate as the Borrower and ANZ(NZ) may agree.

Bridging Facility
Agreement:        means the Bridging Facility Agreement dated on or about the date of this letter between FBG Treasury (USA) Inc; Foster's
                  Brewing Group Limited; the Agent and the Participants as defined under that agreement.

Commercial Bills and:
Bills of Exchange:  has the meaning  ascribed to the  expression  "Bill of Exchange" by the Bills of Exchange Act 1909 and shall mean any Commercial Bill drawn and accepted pursuant to this Facility Document. Any reference in this Facility Document to the drawing, accepting, or other dealings of or with a Commercial Bill shall have the meaning ascribed thereto in that Act.

Euro or EUR:      means the lawful currency of the member states of the European
                  Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

FOSTER'S BREWING GROUP LIMITED AND ITS SUBSIDIARIES GROUP        APPENDIX 1
FACILITY DOCUMENT DATED 31 AUGUST, 2000

DEFINITIONS AND LEGEND   (CONT'D)

EURIBOR: in relation to any advance in EUR and an Interest Period relating thereto, means, on any day, the rate per annum for EUR which appears on the EURIBOR01 page of the Reuters Monitor System (or any page which can reasonably be considered as its replacement) for a period approximately equal to such Interest Period at or about 11:00am (London time) on the first day of that Interest Period or, if such rate is not available for any reason, the arithmetic mean (rounded upwards if necessary to four decimal places) of the rates quoted by four banks (as agreed by ANZ London and the Borrower) to leading banks in the London interbank market for the offering of deposits in the currency of the advance for a similar amount and for the same tenor as the Interest Period, with such quotes being obtained at or about 11:00am (London time)on the first day of the Interest Period, or such other rate as the Borrower and ANZ may agree. For the avoidance of doubt, the EURIBOR rates obtained and the interest calculations pertaining thereto in respect of EUR will be based on a 360 day year

Foster's:         Foster's Brewing Group Limited ABN 49 007 620 886 acting for itself and/or any constituent of the Group, either individually or collectively and whether as principal or surety.

FBG Trust Deed     The FBG Group Financing Trust Deed dated 21 February 1993 (as amended by the First Supplementary Deed dated 14 August 1996; the Second Supplementary Deed dated 30 May 1997; and the Third Supplementary Deed dated 13 October 1999) between Foster's Brewing Group Limited, FBG Treasury (Aust.) Limited, FBG Treasury (U.K.) plc, FBG Canadian Treasury Inc; FBG Treasury USA Inc (by an Accession Deed dated 15 September 1998), FBG Treasury Europe B.V. (by an Accession Deed dated 10 May 1999), FBG Treasury (NZ) Limited (by an Accession Deed dated 23 December 1999) and AXA Trustees Limited (formerly known as National Mutual Trustees Limited) as agent and trustee, and as amended, novated or replaced.

GBP:              means the lawful currency for the time being of Great Britain.

Group: Foster's and its Subsidiaries (including each constituent thereof, individually or collectively and whether as principal or surety).

Interest Period:  Those periods applicable to the individual drawdowns, rollovers and/or interest rate settings of any tranche under any Facility component as may be agreed between ANZ (on behalf of the Lenders) and the relevant constituent of the Group from time to time.

Lenders:          ANZ and ANZ(NZ).

LIBOR: in relation to any advance in USD or GBP and an Interest Period relating thereto, means, on any day, the rate per annum for USD or GBP as the case may be which appear on the LIBOR 01 page of the Reuters Monitor System (or any page which can reasonably be considered as its replacement) for a period approximately equal to such Interest Period at or about 11:00am (London time) on the first day of that Interest Period (in the case of an advance denominated in GBP) or at or about 11:00am (London time) two Business Days before the commencement of such Interest Period (in the case of advances denominated in USD) or, if such rate is not available for any reason, the arithmetic mean (rounded upwards if necessary to four decimal places) of the rates quoted by four banks (as agreed by ANZ London and the Borrower) to leading banks in the London interbank market for the offering of deposits in the currency of the advance for a similar amount and for the same tenor as the Interest Period, with such quotes being obtained at or about 11:00am

FOSTER'S BREWING GROUP LIMITED AND ITS SUBSIDIARIES GROUP             APPENDIX 1
FACILITY DOCUMENT DATED 31 AUGUST, 2000

DEFINITIONS AND LEGEND   (CONT'D)

LIBOR (cont'd):   (London time) on the first day of the Interest Period (in the case of advances in GBP) or at or about 11:00am (London time) two Business Days before the commencement of such Interest
                  Period in the case of an advance denominated in USD, or such other rate as the Borrower and ANZ may agree. For the avoidance of doubt, the LIBOR rates obtained and the interest calculations pertaining thereto in respect of USD will be based on a 360 day year, whilst the LIBOR rates and interest calculations relating to advances in GBP will be based on a 365 day year.

NZD:              means the lawful currency for the time being of New Zealand.

Regulation U:     means the Regulation U of the Board of Governors of the US
                  Federal Reserve System, in effect from time to time.

Subsidiary:       As defined in the FBG Trust Deed and includes any "constituent of the Group" as that term is used in this Offer.

USD:              means the lawful currency for the time being of the United
                  States of America.

INTERPRETATION

In this Facility Document (or any other supporting documentation), unless the context otherwise requires:
o     expressions defined or explained, have the same meaning throughout;
o a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinate legislation under, that legislation or legislative provision;
o a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time; and
o a reference to any party to this Facility Document (or any other supporting documentation) includes that party's substitutes, successors and permitted assigns.
o for the purposes of this Facility Document the interpretation of any matter of a financial nature shall be (unless otherwise specified herein or subsequently agreed in writing) in accordance with the provisions of the Corporations Law and the accounting concepts, standards and disclosure requirements of the Australian Accounting bodies consistently applied.

FOSTER'S BREWING GROUP LIMITED AND ITS SUBSIDIARIES GROUP      ATTACHMENT 1
FACILITY DOCUMENT DATED 31 AUGUST, 2000

                        APPROVED FACILITY CERTIFICATE

TO:        Australia and New Zealand Banking Group Limited
   C.C.    AXA Trustees Limited

                        FBG GROUP FINANCING TRUST DEED

We refer to Clause 8 of the FBG Group Financing Trust Deed (the "FBG Group Financing Trust Deed") dated 21 February 1993 (as amended by the First Supplementary Deed dated 14 August 1996; the Second Supplementary Deed dated 30 May 1997 and the Third Supplementary Deed dated 13 October 1999) between Foster's Brewing Group Limited, FBG Treasury (Aust.) Limited, FBG Treasury (UK) plc, FBG Canadian Treasury Inc, FBG Treasury USA Inc (by an Accession Deed dated 15 September 1998), FBG Treasury Europe B.V. (by an Accession Deed dated 10 May
1999), FBG Treasury (NZ) Limited (by an Accession Deed dated 23 December 1999) and AXA Trustees Limited (formerly known as National Mutual Trustees Limited.

Foster's Brewing Group Limited hereby confirms its approval of each Facility described in the Schedule as an Approved Facility for the purposes of the FBG Group Financing Trust Deed and all Transaction Documents.

Capitalised terms used in this certificate have the same meaning that they have in the FBG Group Financing Trust Deed.


                  SCHEDULE FOR NON -TRANSACTIONAL FACILITIES

SYNDICATED FACILITY          :   No.


NAME OF CREDITOR IN          :   Australia and New Zealand Banking Group
RELATION TO THE FACILITY         Limited and ANZ Banking Group (New Zealand)
                                 Limited.

DESCRIPTION OF FACILITY      :   Facility Document dated 31 August 2000 for a
DOCUMENT                         Multi-Option Facility.


LIMIT UNDER THAT FACILITY    :   AUD 250,000,000.


NAME OF THE BORROWERS UNDER  :   FBG Treasury (Aust) Limited ACN  006 865 738;
THE FACILITY                     FBG Treasury (UK) plc;
                                 FBG Treasury USA Inc; FBG Treasury Europe B.V.;
                                 and FBG Treasury (NZ) Limited.

REPRESENTATIVE FOR THE           Associate Director - Food, Beverages &
CREDITOR:                        Agribusiness
                                 ANZ Institutional Banking
                                 Melbourne.

The address for service of notices and for the purposes of the Register in relation to Australia and New Zealand Banking Group Limited and ANZ Banking Group (New Zealand) Limited is as follows:
            Level 16,                     Tel:  (03) 9273 1489
            530 Collins Street,           Fax:  (03) 9273 1719
            Melbourne,  Victoria

Dated this ............................. day of ......................... 2000

FOSTER'S BREWING GROUP LIMITED

BY:
 ............................................................................
      Authorised Officer

FOSTER'S BREWING GROUP LIMITED AND ITS SUBSIDIARIES GROUP      ATTACHMENT 2
FACILITY DOCUMENT DATED 31 AUGUST, 2000

                          PRO-FORMA DRAWDOWN NOTICE

                    [ Letterhead of the agreed Borrower ]


[ Date ]


The Associate Director - Food, Beverages & Agribusiness
Australia and New Zealand Banking Group Limited
Institutional Banking
Level 16
530 Collins Street
Melbourne   Vic   3000


Dear Sir

                   AUD 250.0 MILLION MULTI-OPTION FACILITY

 We refer to the Facility Document dated 31 August 2000 between Foster's Brewing Group Limited (and others) and yourselves.

Words and expressions defined in the Facility Agreement have the same meanings in this Drawdown Notice.

We request the following advance under the Facility:

(a)   the amount of the advance is AUD [................] (OR A SPECIFIED
      FOREIGN CURRENCY) ;

(b)   the Drawdown date for the Advance is [        ];

(c)   the Interest Period for the advance is [............];

(d) the advance is to be made available by way of [COMMERCIAL BILLS / CASH ADVANCE / FOREIGN CURRENCY LOAN];

(e) the interest rate applicable to the advance will be agreed between ourselves on the Drawdown Date prior to the Drawdown being made; and

(f)   the proceeds of the advance are to be credited to account number
      [...............] at [ BANK AND BRANCH ADDRESS ].

On its maturity, the advance will be repaid by the Borrower unless a further Drawdown Notice has been provided to rollover the advance for a further Interest Period.

We confirm that:

(i) all representations and warranties made by ourselves in the Transaction Documents are true and correct as at the date of this Drawdown Notice as if repeated by reference to facts and circumstances as at the date of this Drawdown Notice; and
(ii) no Event of Default or Potential Event of Default has occurred, or will occur as a consequence of issuing this Drawdown Notice, and is continuing unremedied.

Signed for and on behalf of the Borrower
 [ Name of Borrower ] and FOSTER'S BREWING GROUP LIMITED by


 ...............................................................
      Authorised Officer